Exhibit 99.6

Optibase Ltd.
2 Gav Yam Center
7 Shenkar Street
Herzliya 46120, Israel

April 18, 2008

BY EMAIL, FACSIMILE (03-9007888) AND REGISTERED MAIL

Mr. David Mahlab, Chairman of the Board
Scopus Video Networks Ltd.
10 Ha'amal St., Park Afek
Rosh Ha'ayin 48092, Israel

Dear Mr. Mahlab:

We hereby request, pursuant to Section 63(b)(2) of the Companies Law 1999 (the “Law”), that Scopus Video Networks Ltd. (“Scopus”) shall assemble a General Meeting of its shareholders at which shareholders will be requested to vote on the following proposals:

1.	Amendments to Scopus' articles of association in accordance with the proposal attached hereto as Appendix A.

2.	Subject to the approval of resolution 1 above, to appoint the following nominees to serve as directors of Scopus: Shlomo (Tom) Wyler, Alex Hilman, Yaron Simler, Orit Leitman and Tali Yaron-Eldar. Following the election of the proposed nominations, the board of directors of Scopus shall be comprised of 7 members, to include the existing external directors who shall continue their service pursuant to their term and the 5 nominees named herein.

As of the date of this letter, Optibase is a holder of record of ordinary shares of Scopus entitled to vote at the General Meeting and intends to appear in person or by proxy at such meeting. There are no arrangements or understandings between Optibase and any other person in connection with the above proposals. All information required under the Law to be provided is so provided herein. Please be advised that pursuant to Section 63(c) of the Law, the board of directors is required to call the meeting within 21 days of the date hereof.

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors. We believe that Scopus’ financial performance is linked to its corporate governance policies and procedures, and the level of management accountability they impose.

Sincerely, OPTIBASE LTD. By: /s/ Amir Philips —————————————— Amir Philips Chief Financial Officer

Appendix A

“RESOLVED, to amend Article 1 of the Articles of Association of Scopus to delete the definition “Supermajority Vote”; further

RESOLVED, to amend Articles 46 to 52 of the Articles of Association of Scopus to read as follows:

46. The number of directors in the Company shall be not less than three (3) nor more than seven (7) including the External Directors, unless the general meeting otherwise resolves.

47. The directors shall be elected at each Annual Meeting by a Simple Majority and shall hold office until the end of the next Annual Meeting and so long as an Annual Meeting is not convened, unless their office is vacated prior thereto in accordance with the provisions of these Articles and the Law. This Article shall not apply to the election and tenure of External Directors, in respect of whom the provisions of the Law shall apply.

48. Should a director cease serving (the “Retiring Director”), the remaining directors may continue to act, provided that their number shall be not less than the minimal number mentioned under Article 46 above. In the event the number of directors is less than the minimal number, the directors can act to appoint directors in place of the Retiring Director(s) so the number of directors in office shall be equal to the minimal number mentioned under Article 46 above or alternatively can act to call a Special Meeting to elect directors. The appointment of a director by the Board shall be in effect until the Next Annual Meeting or until he or she shall cease serving in office pursuant to the provisions of these Articles. The Board may not fill a vacancy created by the failure of a general meeting to elect the number of new directors that were scheduled to be elected at such meeting.

49. The term of office of a director shall commence on the date of such director’s appointment by the general meeting or by the Board or on a later date, should such date be determined in the resolution of appointment of the general meeting or of the board.

50-52. Reserved.”